Exhibit 99.1
Omeros Corporation Reports Third Quarter 2009 Financial Results and Development Highlights
Seattle, WA — November 19, 2009 — Omeros Corporation (NASDAQ: OMER) today announced unaudited financial results for the third quarter ended September 30, 2009. For the three months ended September 30, 2009, Omeros reported a net loss of $3.9 million, or $1.34 per share, as compared to a net loss of $7.4 million, or $2.54 per share, for the same period in 2008. For the nine months ended September 30, 2009, the Company reported a net loss of $15.5 million, or $5.29 per share, as compared to a net loss of $17.4 million, or $6.07 per share, for the same period in 2008.
On October 7, 2009, Omeros priced its initial public offering (IPO), which generated net proceeds to the Company of approximately $61.8 million from the sale of 6,820,000 shares of its common stock at a price of $10.00 per share.
“Our IPO afforded Omeros the resources to advance aggressively our pipeline of clinical and preclinical programs. We expect that the proceeds will allow us to complete our ongoing Phase 3 clinical trials for our lead PharmacoSurgery™ product, OMS103HP, and fund its commercial launch into the arthroscopy market. We also recently amended a key agreement for our GPCR program, providing us with additional opportunities to realize the value of the program while limiting our expenditures,” said Gregory A. Demopulos, M.D., Chairman and CEO of Omeros. “Throughout the course of next year, we look forward to releasing data from our Phase 3 arthroscopic program as well as meeting additional clinical milestones for our ophthalmologic and urologic programs.”
Financial Results
Total operating expenses for the three months ended September 30, 2009 were $5.0 million compared to $8.2 million for the same period in 2008. The decrease in operating expenses in the third quarter of 2009 as compared to the same period of 2008 was primarily a result of the 2008 write-off of $1.9 million of deferred offering costs related to a delay in the Company’s IPO. Also, in the 2009 period there were decreases in contract service costs associated with several of Omeros’ clinical and preclinical programs and in clinical trial expenses due to the prior completion of enrollment in the Company’s Phase 2 clinical study of OMS103HP for arthroscopic meniscectomy surgery.
Total operating expenses for the nine months ended September 30, 2009 were $16.5 million, compared to $19.1 million for the same period in 2008. The decrease in operating expenses in the nine months ended September 30, 2009 as compared to the same period of 2008 was primarily a result of items noted above.
Recent Highlights
•	Priced the Company’s IPO on October 7, 2009, receiving net proceeds of approximately $61.8 million, and began trading on The NASDAQ Global Market under the ticker symbol “OMER” on October 8, 2009.

•	Announced positive results from the Phase 1/Phase 2 clinical trial of OMS302, Omeros’ PharmacoSurgery product candidate being developed for use during ophthalmological procedures. OMS302 is a proprietary combination of an anti-inflammatory agent and an agent that causes pupil dilation (mydriasis), each with well-known safety and pharmacologic profiles.

The Phase 1/Phase 2 trial enrolled 61 patients undergoing age-related cataract extraction with lens replacement, and was designed to evaluate efficacy and safety of OMS302 added to a standard surgical irrigation solution. Data from this study showed that patients treated with OMS302 reported less postoperative pain and demonstrated statistically significant improvement in maintenance of mydriasis during the surgical procedure compared to patients treated with vehicle control.

•	Amended its agreement with Patobios Limited by which Omeros has the exclusive right to acquire all intellectual property rights to an assay for use in the Company’s GPCR program. As a result of the amendment, Omeros now has the right to de-orphanize at least three orphan GPCRs using the assay without having to immediately purchase the associated intellectual property from Patobios for the $10.8 million CAD purchase price, and Omeros can also grant to third parties development and/or commercialization rights to those de-orphanized GPCRs. Under the amendment, Omeros will be required to pay Patobios a one-time $500,000 CAD de-orphanization milestone payment instead of the $10.8 million CAD purchase price, with the $500,000 CAD milestone payment credited in full against the purchase price if Omeros acquires the assets.
Conference Call and Webcast Today at 5:00 p.m. Eastern Time
The Omeros management team will host a conference call today, November 19, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time), to discuss the Company’s third quarter 2009 financial results and development highlights. Interested parties may participate in the conference call by dialing 877-795-3638 (Domestic) or 719-325-4891 (International). To access the webcast, please go to the Company’s website at www.omeros.com and go to the “Events” section of the “Investors” page to log on.
A replay of the webcast will be available on the website for one week following the call. A telephone replay will also be available from 7:00 p.m. Eastern Time on November 19 through 11:59 p.m. Eastern Time on November 22 by dialing 888-203-1112 (Domestic) or 719-457-0820 (International) and entering conference ID number 4396920.
About Omeros Corporation
Omeros Corporation is a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing products focused on inflammation and disorders of the central nervous system. Omeros’ most clinically advanced product candidates are derived from its proprietary PharmacoSurgery(TM) platform designed to improve clinical outcomes of patients undergoing arthroscopic, ophthalmological, urological and other surgical and medical procedures. Omeros has four ongoing PharmacoSurgery(TM) clinical development programs, and its lead product candidate, OMS103HP, is being evaluated in Phase 3 clinical trials for use during arthroscopic surgery to improve postoperative joint function and reduce postoperative pain. Omeros is also building a diverse pipeline of preclinical programs targeting inflammation and central nervous system disorders.

Forward-Looking Statements
This press release contains forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, which are subject to the “safe harbor” created by those sections. These statements include, but are not limited to, statements regarding the Company’s ability to advance its clinical and preclinical pipeline, including completing its ongoing Phase 3 clinical trials of OMS103HP and funding the commercial launch of OMS103HP with the proceeds from its initial public offering; to realize the value of its GPCR program while limiting the Company’s expenditures as a result of changes to its agreement with Patobios Limited; to release data from its Phase 3 arthroscopic program as well as meet additional clinical milestones for its ophthalmologic and urologic programs over the course of next year; and to de-orphanize orphan GPCRs and grant related development and/or commercialization rights to third parties. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2009. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Contact:
Carney Noensie
Burns McClellan
Investor & Media Relations
212-213-0006
cnoensie@burnsmc.com

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

					Period from
					June 16,
					1994
					(Inception)
	Three Months Ended		Nine Months Ended		through
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009
Grant revenue	$442	$501	$1,010	$989	$4,403
Operating expenses:
Research and development	3,692	4,737	12,291	12,755	74,525
Acquired in-process research and development	—	—	—	—	10,891
General and administrative	1,277	3,428	4,162	6,327	36,645

Total operating expenses	4,969	8,165	16,453	19,082	122,061

Loss from operations	(4,527)	(7,664)	(15,443)	(18,093)	(117,658)
Investment income	47	114	189	574	5,352
Interest expense	(540)	(52)	(1,705)	(90)	(2,334)
Other income (expense)	1,104	222	1,452	165	1,886

Net loss	$(3,916)	$(7,380)	$(15,507)	$(17,444)	$(112,754)

Basic and diluted net loss per common share	$(1.34)	$(2.54)	$(5.29)	$(6.07)

Weighted-average shares used to compute basic and diluted net loss per common share	2,930,391	2,909,688	2,929,728	2,871,704

Pro forma basic and diluted net loss per common share	$(0.33)	$(0.52)	$(1.14)	$(1.21)

Weighted-average pro forma shares used to compute pro forma basic and diluted net loss per share	14,444,897	14,301,745	14,422,465	14,263,761

OMEROS CORPORATION
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,367	$12,726
Short-term investments	3,125	7,256
Grant and other receivables	320	207
Prepaid expenses and other current assets	128	289

Total current assets	4,940	20,478
Deferred offering costs	1,034	—
Property and equipment, net	681	918
Intangible assets, net	—	60
Restricted cash	193	193
Other assets	62	32

Total assets	$6,910	$21,681

Liabilities, convertible preferred stock and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,530	$1,229
Accrued expenses	3,739	3,764
Preferred stock warrant liability	902	1,780
Deferred revenue	1,019	232
Current portion of notes payable	4,750	16,556

Total current liabilities	11,940	23,561
Notes payable, less current portion	9,244	118
Commitments and contingencies
Convertible preferred stock:
Issued and outstanding shares—11,514,506 at September 30, 2009 (unaudited) and 11,392,057 at December 31, 2008;
Liquidation preference of $93,284 at September 30, 2009 (unaudited) and $92,084 at December 31, 2008	91,019	89,168
Shareholders’ equity (deficit):
Preferred stock, par value $0.01 per share:
Authorized shares — 13,425,919 at September 30, 2009 (unaudited) and December 31, 2008
Designated convertible — 13,425,919 at September 30, 2009 (unaudited) and December 31, 2008	—	—
Common stock, par value $0.01 per share:
Authorized shares — 20,410,000 at September 30, 2009 (unaudited) and December 31, 2008;
Issued and outstanding shares—2,930,167 and 2,951,406 at September 30, 2009 (unaudited) and December 31, 2008, respectively	30	30
Additional paid-in capital	7,408	6,150
Accumulated other comprehensive loss	23	(99)
Deficit accumulated during the development stage	(112,754)	(97,247)

Total shareholders’ deficit	(105,293)	(91,166)

Total liabilities, convertible preferred stock, and shareholders’ equity (deficit)	$6,910	$21,681